As filed with the Securities and Exchange Commission on November 9, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EXPENSIFY, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	27-0239450
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
401 SW 5th Ave
Portland, Oregon 97204
(Address, including zip code of Principal Executive Offices)
Expensify, Inc. 2009 Stock Plan
Expensify, Inc. 2019 Stock Plan
Expensify, Inc. 2021 Incentive Award Plan
Expensify, Inc. 2021 Non-Qualified Employee Stock Purchase and Matching Plan
(Full title of the plan)
Ryan Schaffer
Chief Financial Officer
401 SW 5th Ave
Portland, Oregon 97204
Telephone: (971) 365-3939
(Name, address and telephone number, including area code, of agent for service)
Copy to:
Tad J. Freese
Alexa M. Berlin
Benjamin A. Potter
Christopher Shoff
Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 94025
(650) 328-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A common stock, $0.0001 par value per share
2009 Stock Plan	1,962,710 (2)	$0.28(5)	$549,558.80	$50.94
2019 Stock Plan	5,331,090(3)	$2.23(6)	$11,888,330.70	$1,102.05
2021 Incentive Award Plan and 2021 Non-Qualified Employee Stock Purchase and Matching Plan	12,453,532(4)	$27.00(7)	$336,245,364.00	$31,169.95
Total	19,747,332	—	$348,683,253.50	$32,322.94
__________________
(1)Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), of Expensify, Inc. (the “Company”) that become issuable under the Company’s 2009 Stock Plan (the “2009 Plan”), the Company’s 2019 Stock Plan (the “2019 Plan”), the Company’s 2021 Incentive Award Plan (the “2021 Plan”), the Company’s 2021 Employee Stock Purchase Plan (the “ESPP”), and the Company’s 2021 Non-Qualified Employee Stock Purchase and Matching Plan (the “2021 Purchase and Matching Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Class A common stock.
(2)Represents 1,962,710 shares of Class A common stock reserved for issuance upon the exercise of previously granted stock options under the 2009 Plan.
(3)Represents 5,331,090 shares of Class A common stock reserved for issuance upon the exercise of previously granted stock options under the 2019 Plan.
(4)Represents 12,453,532 shares of Class A common stock reserved for issuance under the 2021 Plan and the 2021 Purchase and Matching Plan (together, the “2021 Incentive Plans”), including 776,600 shares of Class A common stock representing unused shares that were previously reserved for issuance under the 2019 Plan. The number of shares of Class A common stock initially reserved for issuance under the 2021 Incentive Plans will be increased by (i) the number of shares represented by awards outstanding under the 2019 Plan that become available for issuance under certain counting provisions following the effective date of the 2021 Incentive Plans and (ii) an annual increase on the first day of each fiscal year beginning in 2022 and ending in 2031, equal to the lesser of (A) 6% of the shares of our Class A common stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of stock as determined by our board of directors; provided, however, that no more than 87,576,990 shares of stock may be issued upon the exercise of incentive stock options.
(5)Pursuant to Rule 457(h) of the Securities Act, and solely for the purposes of calculating the amount of the registration fee, the proposed maximum offering price is based on the weighted-average exercise price of previously granted stock options that remain outstanding under the 2009 Plan ($0.28 per share).
(6)Pursuant to Rule 457(h) of the Securities Act, and solely for the purposes of calculating the amount of the registration fee, the proposed maximum offering price is based on the weighted-average exercise price of previously granted stock options that remain outstanding under the 2019 Plan ($2.23 per share).
(7)Pursuant to Rule 457(h) of the Securities Act, and solely for the purposes of calculating the amount of the registration fee, the proposed maximum offering price is based on the initial public offering price of the Class A common stock ($27.00 per share).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
Not required to be filed with this Registration Statement.
Item 2. Registrant Information and Employee Plan Annual Information.
Not required to be filed with this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by the Company with the Securities and Exchange Commission (“SEC”) are incorporated by reference into this Registration Statement:
(a) Amendment No. 3 to the Company’s Registration Statement on Form S-1 filed with the SEC on November 8, 2021 (File No. 333-260297), which contains the Company’s audited financial statements for the latest fiscal year for which such statements have been filed.
(b) The Company’s Prospectus to be filed on or about November 12, 2021 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (File No. 333-260297).
(c) The description of the Company’s Class  A common stock which is contained in a registration statement on Form 8-A filed on November 8, 2021 (File No. 001-41043) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.
All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
The Company expects to adopt an amended and restated certificate of incorporation, which will become effective immediately prior to the completion of the Company’s initial public offering and will contain provisions authorized by the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”) that limit the personal liability of the Company’s directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, the Company’s directors will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as directors, except liability for the following:
•any breach of the director’s duty of loyalty to the Company or its stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions in violation of Delaware law; or
•any transaction from which the director derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission, or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the Company’s directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.
Section 145 of the Delaware General Corporation Law, among other things, grants a Delaware corporation the power to, and authorizes a court to award, indemnification and advancement of expenses to officers, directors, and other corporate agents.
The Company expects to adopt amended and restated bylaws, which will become effective immediately prior to the completion of the Company’s initial public offering and will provide that the Company will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of the Company’s directors or officers or is or was serving at the Company’s request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. The Company’s amended and restated bylaws are expected to provide that the Company may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of the Company’s employees or agents or is or was serving at the Company’s request as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. The Company’s amended and restated bylaws will also provide that the Company must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.
In addition, the Delaware General Corporation Law provides that to the extent a present or former director or officer of the corporation has been successful on the merits or otherwise in defense of any generally indemnifiable action, suit, or proceeding, that such person will be indemnified by the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with such action, suit, or proceeding. For any acts or omissions occurring after December 31, 2020, the officers referenced in the immediately preceding sentence could be more limited as a matter of Delaware law.
Further, the Company has entered into or intends to enter into indemnification agreements with each of the Company’s directors, executive officers, and certain other employees. Subject to certain limitations, these indemnification agreements will require the Company, among other things, to indemnify such directors and executive officers for certain expenses and against certain liabilities including, among other things, attorneys’ fees, judgments, fines, and settlement amounts actually and reasonably paid or incurred by such director or officer in any action, suit, or proceeding arising out of their services as a director or officer or any other company or enterprise to which the person provides services at the Company’s request. Subject to certain exceptions, these indemnification agreements will also require the Company to advance certain expenses (including attorneys’ fees and disbursements) actually and reasonably paid or incurred by these persons in advance of the final disposition of the action, suit, or proceeding. The Company believes that these indemnification agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.
The limitation of liability and indemnification provisions that are expected to be included, or are included, in the Company’s amended and restated certificate of incorporation, amended and restated bylaws, and in indemnification agreements that the Company enters into with its directors and executive officers may discourage stockholders from bringing a lawsuit against the Company’s directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against the Company’s directors and executive officers, even though an action, if successful, might benefit the Company and other stockholders. Further, a stockholder’s investment may be harmed to the extent that the Company pays the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, the Company is not aware of any pending litigation or proceeding involving any person who is or was one of its directors, officers, employees, or other agents or is or was serving at the Company’s request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, for which indemnification is sought, and the Company is not aware of any threatened litigation that may result in claims for indemnification.

The Company expects to obtain insurance policies under which, subject to the limitations of the policies, coverage is provided to the Company’s directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to the Company with respect to payments that may be made by the Company to these directors and executive officers pursuant to the Company’s indemnification obligations or otherwise as a matter of law.
Certain of the Company’s non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of the Company’s board of directors.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit Number	Exhibit Index

3.1
Amended and Restated Certificate of Incorporation of the Company, currently in effect (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (File No. 333-260297), filed on November 1, 2021 with the SEC).

3.2
Form of Amendment to Amended and Restated Certificate of Incorporation of the Company, to be in effect immediately prior to the effectiveness of the Company’s Registration Statement on Form S-1 (File No. 333-260297) (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 (File No. 333-260297), filed on November 1, 2021 with the SEC).

3.3
Form of Amended and Restated Certificate of Incorporation of the Company, to be in effect upon completion of the Company’s initial public offering (incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form S-1 (File No. 333-260297), filed on November 1, 2021 with the SEC).

3.4	Bylaws of the Company, currently in effect (incorporated by reference to Exhibit 3.4 to the Company’s Registration Statement on Form S-1 (File No. 333-260297), filed on November 1, 2021 with the SEC).

3.5
Form of Amended and Restated Bylaws of the Company, to be in effect upon the completion of the Company’s initial public offering (incorporated by reference to Exhibit 3.5 to the Company’s Registration Statement on Form S-1 (File No. 333-260297), filed on November 1, 2021 with the SEC).

4.1	Form of Class A Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (File No. 333-260297), filed on November 1, 2021 with the SEC).

5.1*	Opinion of Latham & Watkins LLP.

23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page hereto).

99.1	Expensify, Inc. 2009 Stock Plan (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-1 (File No. 333-260297), filed on November 1, 2021 with the SEC).

99.2
Expensify, Inc. 2009 Stock Plan – Form of Notice of Stock Option Grant (EMI) (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form S-1 (File No. 333-260297), filed on November 1, 2021 with the SEC).

99.3
Expensify, Inc. 2009 Stock Plan – Form of Option Agreement (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form S-1 (File No. 333-260297), filed on November 1, 2021 with the SEC).

99.4	Expensify, Inc. 2019 Stock Plan (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form S-1 (File No. 333-260297), filed on November 1, 2021 with the SEC).

99.5
Expensify, Inc. 2019 Stock Plan – Form of Early Exercise Notice and Restricted Stock Purchase Agreement (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-1 (File No. 333-260297), filed on November 1, 2021 with the SEC).

99.6
Expensify, Inc. 2019 Stock Plan – Form of Exercise Agreement (EMI) (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form S-1 (File No. 333-260297), filed on November 1, 2021 with the SEC).

99.7
Expensify, Inc. 2019 Stock Plan – Form of Exercise Agreement (incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement on Form S-1 (File No. 333-260297), filed on November 1, 2021 with the SEC).

99.8
Expensify, Inc. 2019 Stock Plan – Form of Option Agreement (early exercise) (Reg S) (incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form S-1 (File No. 333-260297), filed on November 1, 2021 with the SEC).

99.9
Expensify, Inc. 2019 Stock Plan – Form of Option Agreement (early exercise) (incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement on Form S-1 (File No. 333-260297), filed on November 1, 2021 with the SEC).

99.10
Expensify, Inc. 2019 Stock Plan – Form of Notice of Stock Option Grant (EMI) (incorporated by reference to Exhibit 10.15 to the Company’s Registration Statement on Form S-1 (File No. 333-260297), filed on November 1, 2021 with the SEC).

99.11
Expensify, Inc. 2019 Stock Plan – Form of Contingent Exercise Agreement (incorporated by reference to Exhibit 10.16 to the Company’s Registration Statement on Form S-1 (File No. 333-260297), filed on November 1, 2021 with the SEC).

99.12
Expensify, Inc. 2019 Stock Plan - Form of Restricted Stock Unit Grant Notice (incorporated by reference to Exhibit 10.17 to the Company’s Registration Statement on Form S-1 (File No. 333-260297), filed on November 1, 2021 with the SEC).

99.13
Expensify, Inc. 2021 Incentive Award Plan (incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement on Form S-1 (File No. 333-260297), filed on November 1, 2021 with the SEC).

99.14
Expensify, Inc. 2021 Incentive Award Plan – Form of RSU Agreement (incorporated by reference to Exhibit 10.20 to the Company’s Registration Statement on Form S-1 (File No. 333-260297), filed on November 1, 2021 with the SEC).

99.15
Expensify, Inc. 2021 Incentive Award Plan – Form of Option Agreement (incorporated by reference to Exhibit 10.21 to the Company’s Registration Statement on Form S-1 (File No. 333-260297), filed on November 1, 2021 with the SEC).

99.16
Expensify, Inc. Non-Qualified Employee Stock Purchase and Matching Plan (incorporated by reference to Exhibit 10.19 to the Company’s Registration Statement on Form S-1 (File No. 333-260297), filed on November 1, 2021 with the SEC).

99.17
Expensify, Inc. Non-Employee Director Compensation Program (incorporated by reference to Exhibit 10.22 to the Company’s Registration Statement on Form S-1 (File No. 333-260297), filed on November 1, 2021 with the SEC).

*      Filed herewith.
Item 9. Undertakings.
A. The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B. The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on this 9th day of November, 2021.

EXPENSIFY, INC.

By	/s/ David Barrett
David Barrett
Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Barrett and Ryan Schaffer, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution and resubstitution, for him or her and in their name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Barrett	Chief Executive Officer and Director (Principal Executive Officer)	November 9, 2021
David Barrett

/s/ Ryan Schaffer	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 9, 2021
Ryan Schaffer

/s/ Blake Bartlett	Director	November 9, 2021
Blake Bartlett

Director
Timothy Christen

/s/ Robert Lent
Robert Lent	Director	November 9, 2021